NON-QUALIFIED STOCK OPTION AGREEMENT
CANCELLATION AND REGRANT
     This Agreement is made and entered into by and between APOLLO GROUP, INC., an Arizona corporation (hereinafter referred to as the “Company”) and «Name» (hereinafter referred to as “Employee”), on this                      day of July 2007 (which date is hereinafter referred to as the “Date of Grant”). If Employee is presently or subsequently becomes employed by a subsidiary of the Company, the term “Company” shall be deemed to refer collectively to Apollo Group, Inc. and the subsidiary or subsidiaries, which employ the Employee.
     For purposes of this Agreement, the term “Committee” shall the Compensation Committee of the Company’s Board of Directors.
RECITALS
     A. The Company previously granted Employee an option to acquire shares of the Company’s Class A common stock under either the Apollo Group, Inc. Long-Term Incentive Plan or the Apollo Group, Inc. 2000 Stock Incentive Plan (the “Applicable Plan”). The recorded grant date of that option, the grant number and the Applicable Plan under which such option was granted are indicated on attached Schedule I.
     B. It has been determined that such option was misdated in that the recorded grant date for that option is earlier than the date on which that option was actually granted for financial accounting purposes. As a result, the exercise price established for that option, as set forth in attached Schedule I, is less than the fair market value of the underlying shares of the Company’s Class A common stock on the date now determined to be the actual grant date for financial accounting purposes.
     C. Such exercise price may be deemed to result in a below-market option grant subject to adverse tax consequences under Section 409A of the Internal Revenue Code (the “Code”), to the extent the option was not vested and exercisable on December 31, 2004.
     D. In order to avoid such adverse tax consequences, the Company implemented a tender offer which allowed Employee and other holders of options to purchase shares of the Company’s Class A common stock which may be subject to Section 409A the opportunity to submit those options to the Company for amendment or cancellation and replacement (the “Offer”).
     E. The portion of Employee’s option which was not vested as of December 31, 2004 was tendered pursuant to the Offer, and that portion of the option was accordingly canceled, and a new option evidenced by this Agreement was immediately granted in replacement of that portion.
     NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

     1. Cancellation and Regrant of Option.
          (a) The option evidenced by this Agreement (the “Option”) is hereby granted to Employee in cancellation and replacement of the option identified as the Prior Option in attached Schedule I, which represents the portion of a previous option grant made to Employee under the Applicable Plan which was not vested as of December 31, 2004. This Option is granted under the same Applicable Plan under which the Prior Option was granted. Employee hereby acknowledges and agrees that Employee has no further right, title or interest in or to the Prior Option hereby canceled and that Employee no longer has any right or entitlement to purchase any shares of the Company’s Class A common stock or other capital stock of the Company under the canceled Prior Option.
          (b) The number of shares of the Company’s Class A common stock subject to this Option (the “Stock”), the exercise price payable per share and the expiration date of the term of this Option are as set forth in the New Option section of attached Schedule I. Such elements of this Option are exactly the same as in effect for the Prior Option at the time of its cancellation pursuant to this Agreement.
          (c) The vesting schedule pursuant to which this Option shall become exercisable for the Stock in one or more periodic installments over the Employee’s period of employment with the Company and/or upon the Company’s attainment of certain specified performance goals shall be the same as the vesting schedule in effect for the Prior Option at the time of its cancellation pursuant to this Agreement.
          (d) Accordingly, it is the intent of the Company that the Option evidenced by this Agreement shall have exactly the same terms and conditions as the canceled Prior Option, including (without limitation), the exercise price payable per share of Stock, the vesting provisions and expiration date, but with the new Date of Grant and new capital adjustment provisions as set forth in paragraph 10 hereof. The cancellation and regrant is effected solely to evidence the cancellation and regrant procedure required under Code Section 409A for any option (or portion thereof) which was not vested as of December 31, 2004 and which may be deemed to have been granted with an exercise price below the fair market value of the option shares on the grant date.
     2. Term of Option. The Option hereby granted shall remain in force and effect until the Expiration Date specified for this option in attached Schedule I, subject to earlier termination as provided in paragraphs 6 and 7 hereof.
     3. Exercise of Option. This Option may be exercised by Employee, at any time and from time to time on or after the six (6) month and one day period measured from the Recorded Grant Date of the Prior Option specified in attached Schedule I and through the Expiration Date, as to all or any part of the Stock then vested by delivery to the Company of written notice of exercise and payment of the exercise price as provided in paragraph 4 hereof and satisfaction of the applicable withholding taxes in accordance with paragraph 13. Notwithstanding the preceding provisions of this paragraph 2, in the event of a Change of Control (as such term is defined in the Applicable Plan) the Option shall become 100% vested and fully exercisable. As this Option vests and becomes exercisable for one or more shares of Stock pursuant to the applicable vesting schedule for this Option, this Option shall remain exercisable for such shares until the Expiration Date or any earlier termination of the Option under paragraph 6 or 7 hereof.
     4. Method of Exercising Option. Subject to the terms and conditions of this Option Agreement, the Option may be exercised by timely delivery to the Company of written notice, which notice shall be effective on the date received by the Company (the “Effective Date”). The notice shall state Employee’s election to exercise the Option, the number of shares of Stock in respect of which the election to exercise has been made, the method of payment elected (see paragraph 5 hereof), the exact name or names in which the purchased shares of Stock will be registered and the Social Security Number of Employee. Such notice shall be signed by the Employee and shall be accompanied by payment of the exercise price for such shares. In the event the Option shall be exercised by a person or persons other than Employee pursuant to paragraph 7 hereof, such notice shall be signed by such other person or persons and shall be accompanied by proof acceptable to the Company of the legal right of such person or persons to exercise the Option. All shares delivered by the Company upon exercise of the Option as provided herein shall be fully paid and nonassessable upon delivery.
     5. Method of Payment. Payment of the exercise price for the shares purchased upon the exercise of this Option shall be made by Employee (i) in cash, (ii) through a broker-assisted same day exercise and sale procedure pursuant to which the broker shall immediately sell, on behalf of the Employee or such other person exercising the Option, all or a portion of the shares of Stock acquired upon exercise of the Option and remit to the Company, on the settlement date for such sale, a sufficient amount of the sale proceeds to cover the exercise price payable for all the shares acquired through such exercise and the applicable withholding taxes, (iii) through such other method permitted by the Committee or (iv) through any combination of the above.
     6. Termination of Employment. In the event that Employee terminates employment on account of retirement or for any other reason than for cause, then Employee may at any time within three (3) months next succeeding the effective date of termination of employment exercise the Option to the extent that Employee was entitled to exercise the Option at the date of termination, provided that in no event shall the Option, or any part thereof, be exercisable after the Expiration Date. If Employee terminates employment for cause, the Option shall lapse at the time of the Employee’s termination of employment. If the recorded date of grant specified for the Prior Grant in attached Schedule I is after January 2, 2002 and Employee received the Prior Grant in an employment capacity other than (or in addition to) a faculty member, then the Employee shall be deemed for purposes of this paragraph 6 to have terminated employment upon the earlier of (i) the date he or she ceases for any reason to be employed by the Company or any Subsidiary or (ii) the first date on which Employee remains employed by the Company or any Subsidiary solely in the capacity of a faculty member.
     7. Death of Employee. In the event of the death of Employee within a period during which the Option, or any part thereof, could have been exercised by Employee, including three (3) months after termination of employment other than for cause, this Option shall remain exercisable for an additional period (the Post-Death Period) ending upon the earlier of (i) the expiration of the fifteen (15) month period measured from the date of Employee’s death or (ii) the Expiration Date. During the Post-Death Period, this Option may be exercised by the Employee’s legal representative or representatives or by the person or persons entitled to do so under Employee’s last will and testament or if the Employee fails to make a testamentary disposition of this Option or shall die in testate, by the person or persons entitled to receive this Option under the applicable laws of descent and distribution. However, this Option may be exercised during the Post-Death Period only to the extent the Option was exercisable by Employee immediately prior to his or her death. The Company shall have the right to require evidence satisfactory to it of the rights of any person or persons seeking to exercise the Option under this paragraph 7 to exercise the Option.
     8. Transfer of Employee. Except as otherwise provided in the last sentence of paragraph 6 hereof, in the event Employee ceases to be an employee of the Company and becomes an employee of one of the Company’s subsidiaries as the result of a transfer, promotion or otherwise, the Option shall remain unchanged.
     9. Nontransferability. The Option evidenced by this Agreement shall be exercisable only during the term of the Option provided in paragraph 2 hereof and, except as provided in paragraph 6 or 7 above, only by Employee during his lifetime and while an Employee of the Company. The Option granted by this Option Agreement shall be subject to the restrictions on transfer as set forth in section 13. 5 of the Applicable Plan.
     10. Adjustments in Number of Shares and Exercise Price. In the event a stock dividend is declared upon the Stock after the Date of Grant, the remaining shares of Stock then subject to this Option shall be increased proportionately and the exercise price per share of Stock shall be equitably adjusted to reflect such stock dividend without any change in the aggregate exercise price therefor. Should any change be made to the Class A Common Stock by reason of any stock split, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Class A Common Stock as a class without the Company’s receipt of consideration, or should the value of the outstanding shares of Class A Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Committee to (i) the total number and/or class of securities subject to this Option and (ii) the exercise price payable per share, but without any change in the aggregate exercise price therefor. The adjustments shall be made in such manner as the Committee deems appropriate in order to reflect such change and thereby prevent the dilution or enlargement of benefits hereunder, and those adjustments shall be final, binding and conclusive upon Employee and any other person or persons having an interest in this Option. In the event of any Change in Control transaction, the adjustment provisions of the Applicable Plan shall be controlling.
     11. Delivery of Shares. No shares of Stock shall be delivered upon exercise of the Option until (i) the exercise price for those shares shall have been paid in full in the manner herein provided; (ii) all applicable taxes required to be withheld have been paid or withheld in full; (iii) the approval of any governmental authority required in connection with the Option, or the issuance of shares hereunder, has been received by the Company; and (iv) if required by the Committee, Employee has delivered to the Committee an Investment Letter in form and content satisfactory to the Company as provided in paragraph 12 hereof.
     12. Securities Act. The Company shall not be required to deliver any shares of Stock pursuant to the exercise of all or any part of the Option if, in the opinion of counsel for the

Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations. The Committee may require that Employee, prior to the issuance of any such shares pursuant to exercise of the Option, sign and deliver to the Company a written statement (“Investment Letter”) stating (i) that Employee is purchasing the shares for investment and not with a view to the sale or distribution thereof; (ii) that Employee will not sell any shares acquired upon exercise of the Option or any other shares of the Company that Employee may then own or thereafter acquire except either (a) through a broker on a national securities exchange or (b) with the prior written approval of the Company; and (iii) containing such other terms and conditions as counsel for the Company may reasonably require to assure compliance with the Securities Act of 1933 or other applicable federal or state securities laws and regulations. Such Investment Letter shall be in form and content acceptable to the Committee in its sole discretion.
     13. Federal and State Taxes. Upon exercise of this Option, or any part thereof, Employee may incur certain liabilities for federal, state or local taxes and the Company may be required by law to withhold such taxes for payment to the applicable taxing authorities. Employee may satisfy the payment of any federal, state, or local tax withholding amounts due as a result of the exercise of this Option by (i) delivering to the Company that number of shares of Stock then owned by the Employee, duly endorsed for transfer to the Company and free and clear of any liens, claims, security interests, or encumbrances (based on the fair market value of the Common Stock on the date this Option is exercised), that are required to satisfy such tax withholding amount, (ii) delivering to the Company cash, a check or other form of payment permitted by the Committee in the aggregate amount required to satisfy such tax withholding amount or (iii) using a portion of the sale proceeds of the purchased shares to satisfy such tax withholding amount, to the extent Employee exercises the Option pursuant to the sale and remittance procedure set forth in paragraph 5 hereof.
     14. Definitions; Copy of Applicable Plan. To the extent not specifically provided herein, all capitalized terms used in this Agreement shall have the same meanings ascribed to them in the Applicable Plan under which this Option is granted. By the execution of this Agreement, Employee acknowledges receipt of a copy of the Applicable Plan.
     15. Administration. This Agreement shall at all times be subject to the terms and conditions of the Applicable under this Option is granted and such Applicable Plan shall in all respects be administered by the Committee in accordance with the terms of and as provided in the Applicable Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Applicable Plan and decisions of the Committee with respect thereto and to this Agreement shall be final and binding upon Employee and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Applicable Plan under which this Option is granted, the provisions of such Applicable Plan shall control.
     16. Continuation of Employment. This Agreement shall not be construed to confer upon Employee any right to continue in the employ of the Company and shall not limit the right of the Company, in its sole discretion, to terminate the employment of Employee at any time.
     17. Obligation to Exercise. Employee shall have no obligation to exercise this Option in whole or in part.

     18. Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Arizona.
     19. Amendments. This Agreement may be amended only by a written agreement executed by the Company and Employee. The Company and Employee acknowledge that changes in federal tax laws enacted subsequent to the Date of Grant, and applicable to stock options, may provide for tax benefits to the Company or Employee. In any such event, the Company and Employee agree that this Agreement may be amended as necessary to secure for the Company and Employee any benefits that may result from such legislation. Any such amendment shall be made only upon the mutual consent of the parties, which consent (of either party) may be withheld for any reason.
          IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officers thereunto duly authorized and Employee has hereunto set his or her hand as of the date first written above.

APOLLO GROUP, INC.	EMPLOYEE

«Name»

Title:

SCHEDULE I
OPTION INFORMATION
PRIOR OPTION:
GRANT NUMBER
RECORDED DATE OF GRANT:
NUMBER OF CURRENTLY UNEXERCISED
     SHARES VESTING AFTER 12/31/2004:
EXPIRATION DATE:
PLAN UNDER WHICH GRANTED:
NEW OPTION:
GRANT NUMBER:
DATE OF GRANT:      JULY                     , 2007
NUMBER OF SHARES SUBJECT
     TO OPTION ON GRANT DATE:
EXPIRATION DATE:
PLAN UNDER WHICH GRANTED: